Exhibit 19.1
BUTTERFLY NETWORK, INC.
INSIDER TRADING POLICY
(Effective February 12, 2021, Revised October 25, 2023)
TABLE OF CONTENTS

Butterfly Network, Inc. (the “Company”) has adopted the following policy regarding trading by Company personnel in the Company’s securities (the “Insider Trading Policy,” or this “Policy”). This Policy applies to all Company personnel, including directors, officers, employees and consultants of the Company and its subsidiaries. This Policy also applies to certain family members, other members of a person’s household and entities controlled by Company personnel, as described in Section IV below.
I.The Need for an Insider Trading Policy
This Policy has been developed:
•to educate all Company personnel as to the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”) on insider trading in public company securities;
•to set forth requirements that apply to Company personnel and other persons covered by this Policy who seek to trade in the Company’s securities;
•to protect the Company and its personnel from legal liability; and
•to preserve the reputation of the Company and its personnel for integrity and ethical conduct.
Because the Company is publicly traded, transactions in the Company’s securities are subject to the federal securities laws and regulations adopted by the SEC. These laws and regulations make it illegal for an individual to buy or sell securities of the Company while in possession of material non-public information. The SEC takes insider trading very seriously and devotes significant resources to uncovering the activity and to prosecuting offenders. Liability may extend not only to the individuals who trade while in possession of material non-public information but also to their “tippers,” people who leak material non-public information to individuals who then trade based on that information. The Company and “controlling persons” of the Company may also be liable for violations by Company employees.
II.What is Material Non-Public Information?
Definition of Material Non-Public Information.
Material information is any information (positive or negative) about the Company or any other company that:
•could reasonably be expected to affect the investment decisions of a stockholder or potential investor; or
•could reasonably be expected to significantly alter the total mix of information in the marketplace about the Company or any other company.
In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities.

Examples. Common examples of information that will frequently be regarded as material include, but are not limited to:
•quarterly or annual earnings results;
•projections of future financial results;
•the gain or loss of a significant customer or supplier;
•pending or proposed mergers, acquisitions, tender offers, joint ventures, divestitures or other significant changes in assets;
•a company restructuring;
•significant news or developments in the Company’s business and/or product development efforts;
•licenses of significant technologies;
•entry into, modification or termination of significant strategic collaborations;
•entry into agreements with significant new customers or for a significant quantity of the Company’s products;
•significant transactions with officers, directors or greater than 5% stockholders;
•dividends;
•stock splits;
•executive management or Board member changes or changes in control;
•the public or private sale of additional securities by the Company;
•pending or threatened significant litigation, arbitrations or similar disputes, or governmental investigations;
•cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
•establishment by the Company of a program to buy the Company’s own shares;
•entry into, amendment or termination of a material contract;
•the gain or loss of a significant contract, license, registration or collaboration;
•potential restatements of the Company’s financial statements, changes in or disagreements with auditors, or a notification that the auditor’s reports may no longer be relied upon;
•deterioration in the Company’s credit status; or
•other items that require the filing of a Current Report on Form 8-K with the SEC.
Non-Public information is information that has not been disseminated in a manner making it available to investors generally. To demonstrate that information is public, one must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release, publishing the information on our website or posting on social media if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access.
Before a person with material nonpublic information can trade, the market must have adequate time to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the completion of one full day of trading following our public release of the information. For that purpose, a full day of trading means a session of regular trading hours on the New York Stock Exchange (“NYSE”) or the Nasdaq Stock Market (“Nasdaq”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred. Thus, if an announcement is made before the market opens on a Monday, Tuesday generally would be the first day on which you may trade. If an announcement is made before the market opens on a Friday, Monday generally would be the first day on which you may trade.

Twenty-Twenty Hindsight. In determining whether information is material, the SEC and other regulators will view the information after-the-fact with the benefit of hindsight. As a result, in determining whether any information is material, we will, and you should, carefully consider whether regulators and others might view the information as being material in hindsight, with the benefit of all relevant information that later becomes available. For example, if there is a significant change in the Company’s stock price following release of certain information, that information will likely be determined to have been material when viewed with the benefit of hindsight.
In addition to addressing the relevant statutes and regulations in this area, we are adopting this Policy to avoid even the appearance of improper conduct on the part of anyone employed by or associated with the Company and certain related persons, not just members of executive management.
III.The Consequences of Insider Trading
The consequences of insider trading violations can be severe:
For individuals who trade while in possession of material non-public information (or tip information to others):
•a civil penalty of up to three times the profit gained or loss avoided;
•a criminal fine (no matter how small the profit) of up to $5 million; and
•a jail term of up to 20 years.
These penalties can apply even if the individual is not a member of the Board of Directors or an officer of the Company. Moreover, if an employee violates this Policy, he or she may also be subject to Company-imposed sanctions, including termination for cause.
For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading:
•a civil penalty of the greater of $2 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•a criminal penalty of up to $25 million.
Any of the above consequences, including an SEC investigation that does not result in prosecution, can tarnish the Company’s or an individual’s reputation and irreparably damage a career.
IV.Our Policy
General Prohibition on Trading. Company personnel and Related Persons (as defined below in this Section IV) may not buy or sell securities of the Company while in possession of material non-public information or engage in any other action to take advantage of, or pass on to others, that information, subject to the specific exceptions noted below in this Section IV under the caption “Exceptions for Certain Transactions.”
Prohibition on Tipping. Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.
Transactions or Tipping by Family Members, Others in Your Household and Entities You Control. The restrictions in this Policy also apply to (1) immediate family members who reside with you, (2) others living in your household (whether or not related to you), (3) family members who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control (e.g., parents or children who consult with you before they trade in the Company’s securities) and (4) any entities that you influence or control, including any corporations, limited liability companies, partnerships or trusts (each person or entity identified in clauses (1) - (4), a “Related Person”);
SEC regulations specifically provide that any material non-public information about the Company communicated to any spouse, parent, child or sibling is considered to have been communicated under a duty of trust or confidence; and that any trading in the Company’s securities by such family members while they are aware of such information may, therefore, violate insider trading laws and regulations. Company personnel are expected to be responsible for the compliance of all Related Persons with this Policy. This means that, to the extent such Related Persons of Company personnel intend to trade in the Company’s securities, the Related Persons need to comply with the black-out periods and all other restrictions in this Policy. Furthermore, you should not participate in any investment club (i.e., groups of people who pool their money to make investments) that may invest in the Company’s securities.
Other Companies’ Non-public Information. This Policy also applies with equal force to information relating to any other company, including our customers or suppliers, obtained by Company personnel during the course of their service to or employment by the Company. Specifically, no Company personnel who, in the course of work on behalf of the Company, learns of material non-public information about a company with which the Company does business may trade in the other company’s securities until the information becomes public or is no longer material.
Personal or Independent Reasons Are Not Exceptions. Transactions in the Company’s securities that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve our reputation for adhering to the highest standards of conduct.
Policy Administrator. This Policy shall be administered by the “Policy Administrator,” who shall be the Chief Financial Officer or their designee, and if such person is not available,

then the Legal Counsel or their designee, shall serve as the alternate Policy Administrator. The Policy Administrator may, however, change from time to time.

Prohibited Trading Periods. While it is never permissible to trade based on material nonpublic information, we are implementing the following procedures to help prevent inadvertent violations of this Policy and avoid even the appearance of an improper transaction (which could result, for example, where Company personnel engage in a trade while unaware of a pending major development).
(1)Company-Wide Black-Out Periods Applicable to All Company Personnel. All Company personnel and Related Persons are prohibited from trading in any of the Company’s securities during the following periods:
•from the time each such individual becomes aware of the material information (the black-out start times often vary), until the beginning of the first business day after the day the Company has made a public announcement of material information, including earnings releases, unless the information released is complex, in which case it may be necessary to extend this period and the Policy Administrator will notify you of any such extension of the black-out period; and
•during other specified periods when significant developments or announcements are anticipated, as notified by the Policy Administrator.
You will be notified by e-mail when you may not trade in the Company’s securities during periods when significant developments or announcements are anticipated, in which event you will also be notified when trading restrictions are lifted. Of course, even during periods when trading is permitted, no one, including persons or entities who do not fall within the definition of Related Persons, should trade in the Company’s securities if he or she possesses material non-public information.
(2)Additional Black-Out Periods Applicable to the Board of Directors, Executive Management, Finance Team Members and Designated Employees. In addition to being subject to the trading procedures applicable to all Company personnel (above), members of the Company’s Board of Directors, Executive Management, Finance Team Members, Designated Employees (each as defined below) and Related Persons of such individuals are also subject to additional trading procedures and restrictions during the following periods:
•the periods from 15 days prior to the close of each fiscal quarter until the beginning of the first business day after the release of the Company’s financial results for each quarter and, in the case of the fourth quarter, financial results for the year end; and
•any other periods as determined by the Company.
The following members of management constitute the “Executive Management” of the Company: all Executive (Section 16) Officers and other executives, as listed on Exhibit A hereto, which list may be amended from time to time, without the need to amend this policy, to reflect the then-current group of such individuals.

The following individuals constitute the “Finance Team Members” of the Company: all members of the Company’s finance and accounting team.
The following individuals constitute other “Designated Employees” of the Company: certain members of Company personnel (in addition to Executive Management and Finance Team Members), as listed on Exhibit B hereto, which list may be amended from time to time to reflect the then-current group of such individuals without the need to amend this policy.
The Policy Administrator may, from time to time, amend the list of and/or designate other employees as Executive Management, Finance Team Members or Designated Employees, in which case the Policy Administrator shall notify the affected individuals.
Exceptions for Certain Transactions.
(1)Gifts. Bona fide gifts are not transactions that are subject to this Policy, unless the person making the gift (the donor) has reason to believe that the recipient of the gift intends to sell the Company’s securities while the donor is in possession of material non-public information.
(2)Mutual Funds. Transactions in mutual funds that are invested in the Company’s securities are not transactions subject to this Policy.
(3)Transactions Involving Company Equity Plans. Except as otherwise noted below, this Policy does not apply to the following transactions:
•Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option for cash acquired pursuant to the Company’s equity plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale of stock for the purpose of generating the cash needed to pay the exercise price and or taxes upon the exercise of an option.
•Restricted Stock Awards and Restricted Stock Unit Awards. This Policy does not apply to the vesting of restricted stock or restricted stock units, the automatic sale of shares received to satisfy tax withholding requirements upon vesting of restricted stock units in accordance with the Company’s “sell-to-cover” option (unless a person has elected to use cash to satisfy a tax withholding requirement) or the withholding of the Company of shares of stock to satisfy applicable tax withholding requirements upon the vesting of any restricted stock or restricted stock unit if (i) the withholding is required by the applicable plan or award agreement; or (ii) the election to exercise such tax withholding right was made in compliance with the Company’s applicable trading procedures. This Policy does apply, however, to any market sale of restricted stock or shares received upon vesting of restricted stock units.
•Employee Stock Purchase Plan. This Policy does not apply to periodic wage withholding contributions by the Company or its employees that are used to purchase the Company’s securities under any employee stock purchase plan of the Company and pursuant to the employee’s advance instructions under the Company’s plan. This Policy does apply, however, to an employee’s election to participate in the plan or alter their instructions regarding the level of withholding or purchase the Company’s securities under the plan, an employee’s cash contributions to the plan (other than through periodic wage withholdings), and subsequent sales or other transfers of such securities.
•Other Transactions with the Company. Any other purchase of the Company’s securities from the Company or sales of the Company’s securities to the Company are not subject to this Policy.
(4)Rule 10b5-1 Trading Plans. Notwithstanding the restrictions and prohibitions on trading in the Company’s securities set forth in this Policy, persons subject to this Policy are permitted to effect transactions in the Company’s securities pursuant to approved trading plans established under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (“Trading Plans”), which may include transactions during the prohibited periods discussed above. Please refer to the Company’s separate Rule 10b5-1 Trading Plan Policy for the requirements associated with such Trading Plans. .
Pre-Clearance of All Acquisitions, Sales and Other Transfers by Certain Company Personnel. In order to ensure compliance with this Policy and with any Section 16 reporting requirements, all transactions in the Company’s securities (including acquisitions, sales, gifts and other transfers, whether or not for value), including the execution of Trading Plans, by members of the Company’s Board of Directors, Executive Management, Finance Team Members, Designated Employees and Related Persons, must be pre-cleared by the Policy Administrator. If you are a member of one of the groups listed above and you contemplate a transaction in the Company’s securities, you must complete the Stock Transaction Request Form included in Exhibit C of this Policy, or such other form as the Company may designate, and submit the Form to the Policy Administrator or other designated individual prior to executing the transaction. The Policy Administrator will use his or her reasonable best efforts to provide approval or disapproval within two business days. You must wait until receiving preclearance to execute the transaction. Neither the Company nor the Policy Administrator shall be liable for any delays that may occur due to the pre-clearance process. If the transaction is precleared by the Policy Administrator, it must be executed by the end of the second business day after receipt of pre-clearance. Notwithstanding receipt of pre-clearance of a transaction, if you become aware of material non-public information about the Company after receiving the preclearance but prior to the execution of the transaction, you may not execute the transaction. The responsibility for determining whether you are in possession of material non-public information rests with you, as discussed below in Section V. If you are a Section 16 reporting person, promptly following execution of the transaction, but in no event later than the end of the first business day after the execution of the transaction, you must notify the Policy Administrator and provide details regarding the transaction sufficient to complete the required Section 16 filing.
Employees of the Company who are not Directors, members of Executive Management, Finance Team Members or Designated Employees may, but are not required to, pre-clear transactions in the Company’s securities in the same manner as set forth above. Such employees are not required to notify the Policy Administrator following execution of the transaction.
Please note that pre-clearance does not provide Company personnel with immunity from investigation or suit, for which it is the responsibility of the individual to comply with the federal securities regulations.
V.Individual Responsibility

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to refrain from engaging in transactions in the Company’s securities while in possession of material non-public information. Each individual is responsible for making sure that he or she complies with this Policy, and that any Related Person, whose transactions are subject to this Policy, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material non-public information rests with that individual, and any action on the part of the Company, the Policy Administrator or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You may be subject to legal penalties and disciplinary action by law enforcement officials and/or the Company for any conduct prohibited by this Policy or applicable securities laws, as described in Section III above.

Prevention of Insider Trading by Others. If you become aware of a potential insider trading violation, you must immediately advise our Policy Administrator and/or report the matter using the Company’s anonymous whistleblower reporting procedures. You should also take steps, where appropriate, to prevent persons under your supervision and/or control from using material non-public information for trading purposes. Moreover, Company-imposed sanctions, including termination for cause, could result if an employee fails to comply with this Policy.
Confidentiality. Serious problems could be caused for the Company by the unauthorized disclosure of internal information about the Company, whether or not for the purpose of facilitating improper trading in the Company’s securities. Company personnel should not discuss internal Company matters or developments (whether or not you think such information is material) with anyone outside of the Company (including, but not limited to, family, friends, business associates, investors and expert consulting firms), except as required in the performance of regular corporate duties. This prohibition applies specifically (but not exclusively) to inquiries about the Company that may be made by the financial press, investment analysts or others in the financial community and also includes posting material non-public information on any social media outlets such as Facebook, Twitter, etc. It is important that all such communications on behalf of the Company be made only through an authorized officer under carefully controlled circumstances. Unless you are expressly authorized to the contrary, if you receive any inquiries of this nature, you should decline comment and refer the inquirer to the Company’s Chief Financial Officer or their desginee. Please review the Company’s separate Regulation FD Policy, which governs all public communications with people outside the Company.
VI.Additional Prohibited Transactions
Because we believe it is generally improper and inappropriate for Company personnel to engage in short-term or speculative transactions involving the Company’s securities, it is our policy that Company personnel and Related Persons not engage in any of the following activities:

•trading in the Company’s securities on a short-term basis. Any shares of Company common stock purchased in the open market must be held for a minimum of six months and ideally longer;
•purchasing of financial instruments (including prepaid variable forward contracts, equity swaps, puts, calls, straddles, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities and entering into other transactions with the same economic effect, including short sales;
•borrowing or other arrangements involving pledge of securities; and
•selling a security future that establishes a position that increases in value as the value of the underlying equity security decreases.
VII.Post-Termination Transactions
This Policy will no longer apply after termination of service to the Company. However, if an individual is in possession of material non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material, and it would be prudent for the individual, if he or she is subject to a black-out period upon termination of service, to refrain from trading until those restrictions no longer apply to Company personnel.
VIII.Company Assistance
Any person who has any questions about specific transactions or this Policy in general may obtain additional guidance from the Policy Administrator. Remember, however, the ultimate responsibility for adhering to this Policy and avoiding improper transactions rests with you. In this regard, please use your best judgment when considering a transaction in the Company’s securities.
IX.Certifications
As a condition to employment, all employees will be required to certify their understanding of and intent to comply with this Policy. Members of the Board of Directors, Executive Management and other personnel may be required to certify compliance on an annual basis.

As of May _____, 2023:
Exhibit A
“Executive Management”
All Executive (Section 16) Officers and executive leadership team members, including:

1.Joseph DeVivo, President, Chief Executive Officer, and Chairman of the Board
2.Heather Getz, Executive Vice President and Chief Financial and Operations Officer
3.Andrei Stoica, Chief Technology Officer
4.John Martin. Chief Medical Officer
5.Darius Shahida, Chief Strategy Officer and Chief Business Development Officer
6.John Soto, Senior Vice President – International Sales
Exhibit B
“Designated Employees”
Employees the Company may designate from time to time.

EXHIBIT C
STOCK TRANSACTION REQUEST
Pursuant to Butterfly Network, Inc.’s Insider Trading Policy, I hereby notify Butterfly Network, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION Insider’s Name: _________________________________________
INTENT TO PURCHASE Number of shares: __________________________ Intended trade date: __________________________
Means of acquiring shares:	Acquisition through employee benefit plan (please specify): ___________________________________________________________
Purchase through a broker on the open market
Other (please specify): ________________________________________
INTENT TO SELL Number of shares: __________________________ Intended trade date: __________________________
Means of selling shares:	Sale through employee benefit plan (please specify): ___________________________________________________________
Sale through a broker on the open market
Other (please specify): ________________________________________
SECTION 16	RULE 144 (Not applicable if transaction requested involves a purchase)

I am not subject to Section 16.

To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.

None of the above.

I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as those terms are defined in Rule 144 under the Securities Act of 1933, as amended).

To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.
The transaction requested will be made pursuant to an effective registration statement covering such transaction.
None of the above.

CERTIFICATION
I hereby certify that I am not (1) in possession of any material nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy and (2) purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties and may be subject to discipline by the Company including termination of my employment.

Insider’s Signature	Date
APPROVAL
Signature of Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out.

Certification Under Insider Trading Policy
The undersigned hereby certifies that he/she has read and understands, and agrees to comply with, the Company’s Insider Trading Policy, a copy of which was distributed with this Certification.
Date:         Signature
Name:
(Please Print)
Title: